Exhibit 99.1

Contact: Michael Polzin	http://news.walgreens.com
847-315-2920	@WalgreensNews
FOR IMMEDIATE RELEASE	facebook.com/Walgreens

Walgreen Co. Reports Fiscal 2014 Fourth Quarter and Full-Year Results

•                  Adjusted fourth quarter earnings per diluted share increase 1.4 percent to 74 cents

•                  Company reports GAAP fourth-quarter loss of 25 cents per share compared with earnings of 69 cents in last year’s fourth quarter; this year’s quarter includes a 90 cents per share non-cash loss related to the Alliance Boots call option amended and exercised during the quarter

•                  Fourth-quarter sales increase 6.2 percent to $19.1 billion as total sales in comparable stores increase 5.4 percent

•                  Fiscal year 2014 sales increase 5.8 percent to a record $76.4 billion, with adjusted earnings per diluted share increasing 5.1 percent to $3.28; GAAP fiscal year earnings per diluted share decrease 21.9 percent to $2.00

•                  Combined fiscal-year synergies with Alliance Boots reach $491 million; fiscal year 2015 synergies expected to be approximately $650 million

DEERFIELD, Ill., Sept. 30, 2014 — Walgreen Co. (NYSE: WAG) (Nasdaq: WAG) today announced earnings and sales results for the fourth quarter and fiscal year 2014 ended Aug. 31.

Fourth Quarter Results

Net loss determined in accordance with generally accepted accounting principles (GAAP) for the fiscal 2014 fourth quarter was $239 million, compared with net earnings of $657 million in the same quarter a year ago. Net loss per share for the quarter was 25 cents, compared with earnings of 69 cents per diluted share in the year-ago quarter. This year’s quarter was negatively impacted by an $866 million or 90 cents per diluted share non-cash loss on the amendment and exercise during the quarter of the company’s Alliance Boots call option.

This non-cash loss resulted from a reduction in the amended option’s fair value (without regard to its strategic value) compared with the original option’s book value, primarily due to the reduction in the duration of the amended option and the appreciation since the original valuation in the price of Walgreens stock to be used as partial consideration for the purchase of the remaining 55 percent ownership interest in Alliance Boots.

Adjusted fiscal 2014 fourth quarter net earnings were $714 million, a 1.7 percent increase from $702 million in the same quarter a year ago. Adjusted net earnings per diluted share for the quarter increased 1.4 percent to 74 cents, compared with 73 cents per diluted share in the year-ago quarter. This year’s fourth quarter earnings adjustments had a net positive impact of $953 million or 99 cents per diluted share. Please see the “Reconciliation of Non-GAAP Financial Measures” table and accompanying disclosures at the end of this press release for more detailed information regarding the non-GAAP financial measures in this press release, including the items reflected in adjusted net earnings calculations.

“Our fourth quarter performance was in line with our expectation, recognizing we have much more to do. We closed the fiscal year by exercising the option for the second step of our strategic transaction with Alliance Boots, completing the transition of our pharmaceutical distribution to AmerisourceBergen and driving continued improvement in our daily living business that resulted in our largest year-over-year quarterly and fiscal-year sales increases in three years,” said Walgreens President and CEO Greg Wasson. “While continuing to work through pharmacy margin pressure, we were able to achieve improved top-line pharmacy growth as our retail pharmacy market share for the fiscal year increased 30 basis points to 19.0 percent. Finally, we maintained solid expense control in the fourth quarter and are moving forward with the implementation of our previously announced cost-reduction initiative to achieve $1 billion in savings by the end of fiscal 2017.”

Fiscal Year Results

GAAP net earnings for fiscal 2014 ended Aug. 31 were $1.9 billion, compared with $2.5 billion in fiscal 2013. Net earnings per diluted share for fiscal 2014 were $2.00, compared with $2.56 per diluted share in fiscal 2013.

Adjusted net earnings for fiscal 2014 ended Aug. 31 were $3.2 billion, an increase of 6.1 percent compared with adjusted net earnings of $3.0 billion in fiscal 2013. Adjusted net earnings per diluted share for fiscal 2014 increased 5.1 percent to $3.28, compared with $3.12 per diluted share in fiscal 2013. Earnings adjustments for the fiscal year had a net positive impact of $1.2 billion or $1.28 per diluted share.

The combined synergies for Walgreens and its strategic partner, Alliance Boots, in fiscal 2014 were $491 million. The joint synergy program is estimated to deliver fiscal 2015 combined synergies of approximately $650 million. Alliance Boots contributed 6 cents per diluted share to Walgreens fourth quarter 2014 adjusted net earnings. The company estimates that the accretion from Alliance Boots in the first quarter of fiscal 2015 will be an adjusted 10 to 11 cents per diluted share, including a 2-cent benefit related to Alliance Boots’ acquisition of its partner’s interest in a joint venture. This estimate does not include amortization expense, the impact of AmerisourceBergen warrants or one-time transaction costs. It also reflects the company’s current estimates of IFRS to GAAP conversion and foreign exchange rates.

During fiscal 2014, the company generated operating cash flow of $3.9 billion and free cash flow of $2.8 billion. Walgreens also increased its quarterly dividend rate declared in August by 7.1 percent to 33.75 cents per share, consistent with the company’s goal of returning cash to shareholders. This marked the 39th consecutive year in which Walgreens increased its shareholder dividend.

FINANCIAL HIGHLIGHTS

Sales

Fourth quarter sales increased 6.2 percent compared with the prior-year quarter to $19.1 billion, while sales for fiscal 2014 increased 5.8 percent to a record $76.4 billion. Front-end comparable store sales (those open at least a year) increased 1.3 percent in the fourth quarter compared with last year’s fourth quarter. Customer traffic in comparable stores decreased 2.2 percent and basket size increased 3.5 percent, while total sales in comparable stores increased 5.4 percent. Walgreens Balance® Rewards loyalty program reached 82 million active members at the end of this year’s fourth quarter.

Prescription sales, which accounted for 65.7 percent of sales in the quarter, increased 9.3 percent compared with last year’s quarter, while prescription sales in comparable stores increased 7.8 percent. The company filled 211 million prescriptions in the quarter, an increase of 4.2 percent over last year’s fourth quarter. Prescriptions filled in comparable stores increased 3.9 percent in the quarter.

In fiscal 2014, Walgreens filled a record 856 million prescriptions. The company continued to see strong growth in prescriptions filled for Medicare Part D patients, which increased 9.2 percent in the fourth quarter compared with last year’s quarter. Since the beginning of fiscal 2013, Walgreens Medicare Part D prescription market share has grown more than twice as fast as its overall retail prescription market share.

Gross Profit and SG&A

GAAP total gross profit dollars increased $136 million, or 2.6 percent, compared with the year-ago fourth quarter, with gross profit margins decreasing 90 basis points versus the year-ago quarter to 28.0 as a percentage of sales. Adjusted gross profit dollars increased $133 million, or 2.6 percent, compared with the year-ago fourth quarter.

Pharmacy gross profit dollars were negatively impacted by lower third-party reimbursement and generic drug price inflation, which were partially offset by an increase in the brand-to-generic drug conversions compared with the year-ago quarter. Both pharmacy and front-end margins benefitted from purchasing synergies from the company’s joint venture with Alliance Boots. Fiscal 2014 fourth quarter LIFO was a benefit of $18 million, compared with a benefit of $8 million in the year-ago quarter.

GAAP selling, general and administrative expense dollars increased $207 million, or 4.8 percent, compared with the year-ago quarter, including 3.2 percentage points of SG&A expense for store closures and other organizational efficiency costs; 1.2 percentage points for new store expenses; 0.8 percentage point for comparable store costs; 0.2 percentage point for acquisition-related costs; and 0.1 percentage point for headquarters expense. These expenses were partially offset by lower distribution transition and acquisition-related amortization of 0.3 percentage point and 0.2 percentage point, respectively, and a gain on the sale of business of 0.2 percentage point. Adjusted selling, general and administrative expense dollars increased $86 million, or 2.1 percent, compared with the year-ago quarter.

Other Financial Highlights

Walgreens generated free cash flow of $1.1 billion in the fourth quarter and operating cash flow of $1.4 billion in the quarter, as lower inventories positively impacted working capital. Inventories benefited from the company’s distribution agreement with AmerisourceBergen.

The company opened or acquired 46 new drugstores in the fourth quarter compared with 33 in the year-ago quarter. In fiscal 2014, Walgreens added a net gain of 21 new drugstores in addition to 70 net new drugstores through acquisitions.

At Aug. 31, Walgreens operated 8,309 locations with a presence in all 50 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands. The company has 8,207 drugstores nationwide, a net gain of 91 compared with a year ago. Walgreens also operates infusion and respiratory services facilities, specialty pharmacies and mail service facilities, and manages more than 400 Healthcare Clinic and provider practice locations around the country. Walgreens digital business includes Walgreens.com, drugstore.com, Beauty.com, SkinStore.com and VisionDirect.com.

Conference Call Details

Walgreens will hold a one-hour conference call to discuss the fourth quarter results beginning at 8:30 a.m. Eastern time today, Sept. 30. The conference call will be simulcast through Walgreens investor relations website at: http://investor.walgreens.com. A replay of the conference call will be archived on the website for 12 months after the call.

The replay also will be available from 11:30 a.m. Eastern time, Sept. 30, through Oct. 7 by calling 855-859-2056 within the U.S. and Canada, or 404-537-3406 outside the U.S. and Canada, using replay code 12546278.

Cautionary Note Regarding Forward-Looking Statements.  Statements in this release that are not historical, including, without limitation, estimates of future financial and operating performance, including the amounts and timing of future accretion and synergies, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “likely,” “outlook,” “forecast, “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “target,” “continue,” “sustain,” “synergy,” “on track,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that could cause actual results to vary materially from those indicated, including, but not limited to those relating to the Purchase and Option Agreement and other agreements relating to our strategic partnership with Alliance Boots, the arrangements and transactions contemplated thereby and their timing and possible effects, the proposed  holding company reorganization, the risks that one or more closing conditions to such transactions may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transactions or that the required approvals by the Company’s shareholders may not be obtained; the risk of a material adverse change that the Company or Alliance Boots or either of their respective businesses may suffer as a result of disruption or uncertainty relating to the transactions; risks associated with changes in economic and business conditions generally or in the markets in which we or Alliance Boots participate; risks associated with new business areas and activities; risks associated with acquisitions, joint ventures, strategic investments and divestitures, including those associated with cross-border transactions; risks associated with governance and control matters; risks associated with the Company’s ability to timely arrange for and consummate financing for the contemplated transactions on acceptable terms; risks relating to the Company and Alliance Boots’ ability to successfully integrate our operations, systems and employees, realize anticipated synergies and achieve anticipated financial results, tax and operating results in the amounts and at the times anticipated; the potential impact of announcement of the transactions or consummation of the transactions on relationships and terms, including with employees, vendors, payers, customers and competitors; the amounts and timing of costs and charges associated with our optimization initiatives; our ability to realize expected savings and benefits in the amounts and at the times anticipated; changes in management’s assumptions; our commercial agreement with AmerisourceBergen, the arrangements and transactions contemplated by our framework agreement with AmerisourceBergen and Alliance Boots and their possible effects; the occurrence of any event, change or other circumstance that could give rise to the termination, cross-termination or modification of any of the transaction documents; the risks associated with transitions in supply arrangements; risks that legal proceedings may be initiated related to the transactions; the amount of costs, fees, expenses and charges incurred by Walgreens and Alliance Boots related to the transactions; the ability to retain key personnel; changes in financial markets, interest rates and foreign currency exchange rates; the risks associated with international business operations; the risk of unexpected costs, liabilities or delays; changes in network participation and reimbursement and other terms; risks of inflation in the costs of goods, including generic drugs; risks associated with the operation and growth of our customer loyalty program; risks associated with outcomes of legal and regulatory matters, and changes in legislation, regulations or interpretations thereof.  These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, each of which is incorporated herein by reference, and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, Walgreens does not undertake, and expressly disclaims, any duty or obligation to update publicly any forward-looking statement after the initial distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.

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WALGREEN CO. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(UNAUDITED)

(In Millions, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
	2014	2013	2014	2013

Net sales	$19,057	$17,941	$76,392	$72,217
Cost of sales (1)	13,730	12,750	54,823	51,098
Gross Profit	5,327	5,191	21,569	21,119
Selling, general and administrative expenses	4,493	4,286	17,992	17,543
Equity earnings in Alliance Boots	135	124	617	344
Gain on sale of business	—	—	—	20
Operating Income	969	1,029	4,194	3,940

Interest expense, net	43	55	156	165
Other (expense)/income	(771)	43	(481)	120
Earnings Before Income Tax Provision	155	1,017	3,557	3,895
Income tax provision	360	360	1,526	1,445
Net (Loss)/Earnings	(205)	657	2,031	2,450
Net earnings attributable to noncontrolling interests	34	—	99	—
Net (Loss)/Earnings Attributable to Walgreen Co.	$(239)	$657	$1,932	$2,450

Net (loss)/earnings per common share attributable to Walgreen Co.:
Basic	$(0.25)	$.69	$2.03	$2.59
Diluted	$(0.25)	$.69	$2.00	$2.56

Dividends declared	$.3375	$.3150	$1.2825	$1.1400
Average shares outstanding	956.0	945.7	953.1	946.0
Dilutive effect of stock options (2)	—	11.6	12.1	9.2
Average Diluted Shares	956.0	957.3	965.2	955.2

	Percent of Sales		Percent of Sales

Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	72.0	71.1	71.8	70.7
Gross Margin	28.0	28.9	28.2	29.3
Selling, general and administrative expenses	23.6	23.9	23.6	24.3
Equity earnings in Alliance Boots	0.7	0.7	0.8	0.5
Gain on sale of business	—	—	—	—
Operating Income	5.1	5.7	5.4	5.5

Interest expense, net	0.2	0.3	0.2	0.2
Other (expense)/income	(4.0)	0.3	(0.6)	0.2
Earnings Before Income Tax Provision	0.9	5.7	4.6	5.5
Income tax provision	1.9	2.0	2.0	2.0
Net (Loss)/Earnings	(1.0)	3.7	2.6	3.5
Net earnings attributable to noncontrolling interests	0.2	—	0.1	—
Net (Loss)/Earnings Attributable to Walgreen Co.	(1.2)%	3.7%	2.5%	3.5%

(1) Fiscal 2014 fourth quarter LIFO includes a benefit of $18 million versus a benefit of $8 million in the previous year.

Fiscal 2014 twelve months ended includes a LIFO provision of $132 million versus $239 million in the previous year.

(2) Dilutive shares of 11.9 million are excluded from the GAAP EPS calculation for the fourth quarter of fiscal 2014 due to the net loss.

WALGREEN CO. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED AND SUBJECT TO RECLASSIFICATION)

(In Millions)

	August 31,	August 31,
	2014	2013
Assets
Current Assets:
Cash and cash equivalents	$2,646	$2,106
Accounts receivable, net	3,218	2,632
Inventories	6,076	6,852
Other current assets	302	284
Total Current Assets	12,242	11,874
Non-Current Assets:
Property and Equipment, at cost, less accumulated depreciation and amortization	12,257	12,138
Equity investment in Alliance Boots	7,248	6,261
Alliance Boots call option	—	839
Goodwill	2,359	2,410
Other non-current assets	3,076	1,959
Total Non-Current Assets	24,940	23,607
Total Assets	$37,182	$35,481
Liabilities and Equity
Current Liabilities:
Short-term borrowings	$774	$570
Trade accounts payable	4,315	4,635
Accrued expenses and other liabilities	3,701	3,577
Income taxes	105	101
Total Current Liabilities	8,895	8,883
Non-Current Liabilities:
Long-term debt	3,736	4,477
Deferred income taxes	1,048	600
Other non-current liabilities	2,942	2,067
Total Non-Current Liabilities	7,726	7,144
Equity	20,561	19,454
Total Liabilities and Equity	$37,182	$35,481

WALGREEN CO. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED AND SUBJECT TO RECLASSIFICATION)

(In Millions)

	Twelve Months Ended
	August 31,	August 31,
	2014	2013

Cash flows from operating activities:
Net earnings	$2,031	$2,450
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation and amortization	1,316	1,283
Loss on Alliance Boots call option	866	—
Change in fair value of warrants and related amortization	(385)	(120)
Deferred income taxes	177	148
Stock compensation expense	114	104
Equity earnings in Alliance Boots	(617)	(344)
Other	181	113
Changes in operating assets and liabilities -
Accounts receivable, net	(616)	(449)
Inventories	860	321
Other current assets	(10)	18
Trade accounts payable	(339)	182
Accrued expenses and other liabilities	195	424
Income taxes	17	103
Other non-current assets and liabilities	103	68
Net cash provided by operating activities	3,893	4,301
Cash flows from investing activities:
Additions to property and equipment	(1,106)	(1,212)
Proceeds from sale of assets	206	145
Proceeds related to sale of business	93	20
Business and intangible asset acquisitions, net of cash received	(344)	(630)
Purchases of short term investments held to maturity	(59)	(66)
Proceeds from short term investments held to maturity	58	16
Investment in AmerisourceBergen	(493)	(224)
Other	(86)	(45)
Net cash used for investing activities	(1,731)	(1,996)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	4,000
Payments of long-term debt	(550)	(4,300)
Proceeds from financing leases	268	—
Stock purchases	(705)	(615)
Proceeds related to employee stock plans	612	486
Cash dividends paid	(1,199)	(1,040)
Other	(48)	(27)
Net used for financing activities	(1,622)	(1,496)
Changes in cash and cash equivalents:
Net increase in cash and cash equivalents	540	809
Cash and cash equivalents at beginning of period	2,106	1,297
Cash and cash equivalents at end of period	$2,646	$2,106

WALGREEN CO. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION (UNAUDITED)

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In millions, except per share amounts)

The following information provides reconciliations of the supplemental non-GAAP financial measures, as defined under SEC rules, presented in this press release to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). The company has provided these non-GAAP financial measures in the press release, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP.  These supplemental non-GAAP financial measures are presented because management has evaluated the company’s financial results both including and excluding the adjusted items and believes that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the Company’s business from period to period and trends in the company’s historical operating results.  These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release.

	Three months ended		Twelve months ended
	August 31,	August 31,	August 31,	August 31,
	2014	2013	2014	2013
Net (loss)/earnings attributable to Walgreen Co. (GAAP)	$(239)	$657	$1,932	$2,450
Alliance Boots call option loss	866	—	866	—
Acquisition-related amortization	57	59	238	241
LIFO (benefit)/provision	(12)	(5)	86	151
Alliance Boots related tax	37	38	167	124
Acquisition-related costs	13	7	54	60
Store closure costs	74	—	139	—
Other optimization costs	21	—	40	—
DEA settlement costs	—	—	—	47
Hurricane Sandy costs	—	—	—	24
Distributor transition costs	—	8	—	8
Increase in fair market value of warrants	(97)	(62)	(351)	(110)
Gain on sale of Take Care Employer Solutions	(6)	—	(6)	—
Gain on sale of Walgreens Health Initiatives, Inc.	—	—	—	(13)
Adjusted net earnings attributable to Walgreen Co.	$714	$702	$3,165	$2,982

Net (loss)/earnings per common share — diluted (GAAP)	$(0.25)	$0.69	$2.00	$2.56
Alliance Boots call option loss	0.90	—	0.90	—
Acquisition-related amortization	0.06	0.05	0.25	0.25
LIFO (benefit)/provision	(0.01)	(0.01)	0.09	0.16
Alliance Boots related tax	0.04	0.04	0.17	0.13
Acquisition-related costs	0.01	0.01	0.06	0.06
Store closure costs	0.08	—	0.14	—
Other optimization costs	0.02	—	0.04	—
DEA settlement costs	—	—	—	0.05
Hurricane Sandy costs	—	—	—	0.03
Distributor transition costs	—	0.01	—	0.01
Increase in fair market value of warrants	(0.10)	(0.06)	(0.36)	(0.12)
Gain on sale of Take Care Employer Solutions	(0.01)	—	(0.01)	—
Gain on sale of Walgreens Health Initiatives, Inc.	—	—	—	(0.01)
Adjusted net earnings per common share — diluted	$0.74	$0.73	$3.28	$3.12

	Three months ended
	August 31, 2014	August 31, 2013
Gross profit (GAAP)	$5,327	$5,191
LIFO benefit	(18)	(8)
Other optimization costs	7	—
Adjusted gross profit	$5,316	$5,183
Adjusted gross profit growth	2.6%

Selling, general and administrative expenses (GAAP)	$4,493	$4,286
Acquisition-related amortization	68	73
Acquisition-related costs	20	11
Store closure and other optimization costs	139	—
Gain on sale of Take Care Employer Solutions	(9)	—
Distributor transition costs	—	13
Adjusted selling, general and administrative expenses	$4,275	$4,189
Adjusted selling, general and administrative expenses growth	2.1%

Three months ended
August 31,
2014
Net cash provided by operating activities (GAAP)	$1,384
Less: Additions to property and equipment	285
Free cash flow(1)	$1,099

(1)         Free cash flow is defined as net cash provided by operating activities in a period minus additions to property and equipment (capital expenditures) made in that period.  This measure does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments for future business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.

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